Exhibit 99.1

NEWS RELEASE

Contacts:	Volcom, Inc. Doug Collier Chief Financial Officer (949) 646-2175	PondelWilkinson Inc. Rob Whetstone (310) 279-5963; rwhetstone@pondel.com Evan Pondel (310) 279-5973; epondel@pondel.com

VOLCOM REPORTS FINANCIAL RESULTS FOR 2008 THIRD QUARTER

•	Third-quarter Consolidated Revenues Increased 23% to $111.7 Million

•	Net Income is $16.3 million, Equal to $0.67 Per Diluted Share

COSTA MESA, CA – October 30, 2008 – Volcom, Inc. (NASDAQ: VLCM) today announced financial results for the third quarter ended September 30, 2008.

For the 2008 third quarter, total consolidated revenue increased 23% to $111.7 million, compared with $91.0 million in the third quarter of 2007. Total revenue in the company’s U.S. segment, which includes revenue from the U.S., Canada, Japan and most other international territories outside of Europe, as well as the company’s branded retail stores, increased 12% to $72.8 million compared with $65.2 million in the prior year period. Total revenue in the company’s Europe segment grew 20% to $31.0 million compared with $25.8 million in the same period in 2007. Total revenue in the company’s Electric segment, which Volcom acquired in January 2008, was $7.9 million.

“Our solid third-quarter performance is testament to the strength of the Volcom brand and our team amid a challenging retail environment,” said Richard Woolcott, Volcom’s chairman and chief executive officer. “Managing our business with discipline, commitment and focus is essential during these times of economic uncertainty, and we strongly believe that our current position as an industry leader and our healthy balance sheet will empower Volcom over the long term.”

Consolidated gross profit for the third quarter was $55.2 million, representing 49.4% of consolidated revenue, compared with $45.9 million, or 50.4% of consolidated revenue, in the third quarter of 2007.

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Volcom 2008 Third Quarter Financial Results

Selling, general and administrative (SG&A) expenses in the third quarter of 2008 on a consolidated basis were $30.3 million, or 27.1% of consolidated revenue, compared with $22.8 million, or 25.1% of consolidated revenue, in the 2007 third quarter.

Consolidated operating income for the 2008 third quarter was $24.9 million, or 22.3% of consolidated revenue, compared with $23.0 million, or 25.3% of consolidated revenue, for the same period in 2007.

The company’s consolidated effective tax rate for the 2008 third quarter was 35.5% compared with 39.4% for the third quarter of 2007.

Consolidated net income for the third quarter of 2008 was $16.3 million, or $0.67 per diluted share, compared with $14.5 million, or $0.59 per diluted share for the third quarter of 2007.

At September 30, 2008, the company had approximately $73.3 million in cash, no significant debt and stockholders’ equity of approximately $202.8 million.

For the nine-month period ended September 30, 2008, net cash provided by operating activities was $13.8 million compared with $3.7 million for the same nine-month period a year ago.

2008 Fourth Quarter and Full Year Outlook

In putting forth its financial outlook for the 2008 fourth quarter and full year, Volcom noted recent, significant changes in the weakening U.S. retail environment as well as the overall global economy. As such, the company now expects total consolidated revenues for the fourth quarter of approximately $69 million to $71 million, representing an increase of approximately 0% to 3% when compared with the 2007 fourth quarter. Fully diluted earnings per share are expected to be in the range of $0.17 to $0.19.

As a result of the company’s current outlook for the 2008 fourth quarter, Volcom is changing its 2008 consolidated revenue guidance to between $333 million to $335 million. This translates to diluted earnings per share for 2008 in the range of $1.42 to $1.44. In July the company expected consolidated revenue of between $344 million to $347 million, and fully diluted earnings per share of $1.50 to $1.53.

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Volcom 2008 Third Quarter Financial Results

Conference Call Information

The company will host a conference call today at approximately 4:30 p.m. ET to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com. A telephone playback of the conference call also will be available through 11:59 p.m. ET, Thursday November 6. Listeners should call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use reservation number 69147961.

About Volcom, Inc.

Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.

Safe Harbor Statement

Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to Volcom’s future operations, opportunities or financial performance. In particular, statements regarding the company’s guidance and future financial performance contained under the section entitled 2008 Fourth Quarter and Full Year Outlook and Mr. Woolcott’s statements regarding the company’s industry leadership and healthy balance sheet that “will empower Volcom over the long term” constitute forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Volcom’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, further softening of the retail environment, sales of our products by key retailers, including Pacific Sunwear and Zumiez, our ability to successfully shift from a licensee model in Europe to a direct control model, changes in fashion trends and consumer preferences, general economic conditions, the impact of increasing sourcing costs, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and the subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-

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Volcom 2008 Third Quarter Financial Results

looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product revenues	$111,124	$90,515	$263,027	$196,841
Licensing revenues	545	530	1,651	2,703

Total revenues	111,669	91,045	264,678	199,544
Cost of goods sold	56,458	45,178	132,527	99,477

Gross profit	55,211	45,867	132,151	100,067
Selling, general and administrative expenses	30,305	22,840	85,985	60,129

Operating income	24,906	23,027	46,166	39,938
Other income:
Interest income, net	162	1,004	886	3,143
Dividend income from cost method investee	—	—	—	—
Foreign currency (loss) gain	(70)	(253)	(47)	278

Total other income	92	751	839	3,421

Income before provision for income taxes	24,998	23,778	47,005	43,359
Provision for income taxes	8,726	9,260	16,547	17,139

Net income	$16,272	$14,518	$30,458	$26,220

Net income per share:
Basic	$0.67	$0.60	$1.25	$1.08
Diluted	$0.67	$0.59	$1.25	$1.07
Weighted average shares outstanding:
Basic	24,344,584	24,314,352	24,334,743	24,295,432
Diluted	24,357,539	24,453,255	24,358,762	24,421,943

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$73,324	$92,962
Accounts receivable — net of allowances	81,336	58,270
Inventories	25,816	20,440
Prepaid expenses and other current assets	2,417	1,720
Income taxes receivable	—	326
Deferred income taxes	3,095	2,956

Total current assets	185,988	176,674

Property and equipment — net	26,357	24,427
Investments in unconsolidated investees	330	298
Deferred income taxes	—	268
Intangible assets — net	22,740	363
Goodwill	4,250	—
Other assets	451	464

Total assets	$240,116	$202,494

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,207	$18,694
Accrued expenses and other current liabilities	12,802	10,561
Income taxes payable	3,512	—
Current portion of capital lease obligations	78	72

Total current liabilities	35,599	29,327

Long-term capital lease obligations	45	33
Other long-term liabilities	458	190
Income taxes payable – non-current	93	89
Deferred income taxes	1,113	—
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	90,210	89,185
Retained earnings	110,684	80,226
Accumulated other comprehensive income	1,890	3,420

Total stockholders’ equity	202,808	172,855

Total liabilities and stockholders’ equity	$240,116	$202,494

VOLCOM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$30,458	$26,220
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,280	1,941
Provision for doubtful accounts	1,056	738
Excess tax benefits related to exercise of stock options	(34)	(415)
Loss on disposal of property and equipment	18	22
Stock-based compensation	739	688
Deferred income taxes	(137)	(161)
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(21,375)	(32,346)
Inventories	(1,054)	(3,271)
Prepaid expenses and other current assets	(534)	(120)
Income taxes receivable/payable	3,112	2,689
Other assets	55	(22)
Accounts payable	(4,476)	4,534
Accrued expenses	887	3,254
Other long-term liabilities	(184)	(24)

Net cash provided by operating activities	13,811	3,727

Cash flows from investing activities:
Purchase of property and equipment	(4,498)	(12,525)
Business acquisitions, net of cash acquired	(28,892)	—
Purchase of intangible assets	(305)	—
Purchase of short-term investments	(284)	—
Sale of short-term investments	284	—
Purchase of additional shares in cost method investee	(32)	—
Proceeds from sale of property and equipment	—	16

Net cash used in investing activities	(33,727)	(12,509)

Cash flows from financing activities:
Principal payments capital lease obligations	(108)	(58)
Proceeds from government grants	470	225
Proceeds from exercise of stock options	273	971
Excess tax benefits related to exercise of stock options	34	415

Net cash provided by financing activities	669	1,553

Effect of exchange rate changes on cash	(391)	2,682

Net increase in cash and cash equivalents	(19,638)	(4,547)
Cash and cash equivalents — Beginning of period	92,962	85,414

Cash and cash equivalents — End of period	$73,324	$80,867

VOLCOM, INC. AND SUBSIDIARIES

OPERATING SEGMENT INFORMATION (UNAUDITED)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Total revenues:
United States	$72,797	$65,215	$182,197	$169,634
Europe	31,020	25,830	62,083	29,910
Electric	7,852	—	20,398	—

Consolidated	$111,669	$91,045	$264,678	$199,544

Gross profit:
United States	$33,637	$31,298	$85,291	$84,272
Europe	17,156	14,569	35,226	15,795
Electric	4,418	—	11,635	—

Consolidated	$55,211	$45,867	$132,152	$100,067

Operating income:
United States	$14,082	$13,509	$28,261	$34,649
Europe	10,439	9,518	17,230	5,289
Electric	384	—	675	—

Consolidated	$24,905	$23,027	$46,166	$39,938